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FOR IMMEDIATE RELEASE                    Contact:  David Calef
                                         Tel: (714) 545-0100 ext. 3048



                         SPI PHARMACEUTICALS WINS BID
               FOR STAFF IN LEADING HUNGARIAN DRUG MANUFACTURER


     COSTA MESA, Calif., January 3, 1994 -- SPI Pharmaceuticals, Inc. of the United States, today announced that it reached an agreement with the Hungarian government to acquire a 30% ownership in Alkaloida, a leading pharmaceutical manufacturer in Hungary.

     As part of its continuing program of worldwide expansion and as part of the tender offer, SPI said it intends to increase its percentage ownership in Alkaloida to controlling interest of over 50%. Actual closing of the transaction is subject to due diligence, auditing and normal terms and conditions relating to closing.

     According to Adam Jerney, President of SPI Pharmaceuticals, "This partnership will strengthen the role of SPI Pharmaceuticals as a leader in marketing and manufacturing in Eastern Europe and around the world." According to Laszlo Dupcsak, General Manager of Alkaloida, "This is a major transaction for Hungary. We are pleased to have such a successful American pharmaceutical company for a partner."

     Based in the city of Tiszavasvari, 100 miles northeast of the capital city of Budapest, near the Russian border, Alkaloida is a diversified pharmaceutical and chemical manufacturer established in 1927. Alkaloida is one of only 5 facilities worldwide for the production of medicinal morphine. Annual sales of Alkaloida are approximately $90 million, with almost two-thirds of the sales in foreign currency. The company makes and markets 60 products including morphine, cardiovasculars, non-steroid anti-rheumatics, antacids, anti-asthmatics and anti-malarials. It employs 2,100 people and sells products in Hungary and over 80 foreign countries, including the United States. The company recently completed construction on a state of the art pharmaceutical production facility which will add further to capacity.

     SPI Pharmaceuticals (AMEX:SPI), headquartered in Costa Mesa, California, manufactures, markets and distributes more than 600 pharmaceutical products in over 60 countries throughout the world. SPI has facilities in the United States, Canada, Mexico, Western Europe, Eastern Europe and the former Soviet Union. SPI is 42% owned by ICN Pharmaceuticals, Inc. (NYSE:ICN).

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